Exhibit 99.1

                               AMENDMENT NO. 1 TO
                         NATIONAL HEALTH PARTNERS, INC.
                       EMPLOYEE AND CONSULTANT STOCK PLAN

     WHEREAS, National Health Partners, Inc., and Indiana corporation (the "Company"), desires to amend its Employee and Consultant Stock Plan (as in effect, the "Plan") to increase the number of the Company's shares of common stock, par value $0.001 per share (the "Shares"), reserved for issuance under the Plan from 12,000,000 Shares to 20,000,000 Shares (the "Amendment"); and

     WHEREAS, on May 27, 2011, the Board of Directors of the Company approved the Amendment.

     NOW THEREFORE, the Plan is hereby amended as follows:

1. The first sentence of Section 3.1 is hereby deleted in its entirety and replaced with the following sentence:

            Subject to Sections 3.2 and 19, the total aggregate number of Shares reserved and available for grant and issuance pursuant to this Plan will be 20,000,000 plus Shares that are subject to: (a) issuance upon exercise of an Option but cease to be subject to such Option for any reason other than exercise of such Option; (b) an Award granted hereunder but forfeited or repurchased by the Company at the original issue price; and (c) an Award that otherwise terminates without Shares being issued.

2. Except herein above provided, the Plan is hereby ratified, confirmed and approved in all respects.